UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2017

HARTFORD LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Connecticut	001-32293	06-0974148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hartford Plaza Hartford, Connecticut		06155
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2017, Hartford Life Insurance Company (the “Company”) and its indirect wholly owned subsidiary, Hartford Life and Annuity Insurance Company (“ILA”), as cedants (together, “Cedants”), and Hartford Holdings, Inc. (“HHI”), entered into a reinsurance binder agreement (the “Binder Agreement”) with Hopmeadow Acquisition, Inc. (“Buyer”) and Commonwealth Annuity and Life Insurance Company (“Commonwealth”). The Binder Agreement was entered into in connection with the Stock and Asset Purchase Agreement (the “Purchase Agreement”), which was entered into on December 3, 2017 by and among HHI and its parent company, The Hartford Financial Services Group, Inc. (“HFSG”), Buyer, Hopmeadow Holdings, LP (“Buyer Parent”) and Hopmeadow Holdings GP LLC (“Buyer Parent GP”), pursuant to which HHI agreed to sell all of the issued and outstanding equity of Hartford Life, Inc. (“HLI”), the parent of the Company, to Buyer (the “Talcott Resolution Sale Transaction”). For a description of the Talcott Resolution Sale Transaction, see Item 5.01 below.
Under the terms of the Binder Agreement, Commonwealth and each Cedant agreed to enter into a reinsurance agreement (the “Reinsurance Agreements”) and related ancillary documents on the business day after the closing of the Talcott Resolution Sale Transaction. Pursuant to the terms of the Reinsurance Agreements, the Cedants will cede to Commonwealth, effective as of December 31, 2016, an 85% quota share of certain blocks of fixed deferred annuity contracts, payout annuity contracts, variable payout separate account contracts and period certain structured settlement contracts, and a 75% quota share of standard lives contingent structured settlement contracts. The aggregate GAAP reserves of the Company and ILA to be ceded to Commonwealth as of December 31, 2016 were approximately $9.3 billion. To support its obligations under the Reinsurance Agreements, Commonwealth will establish a trust account for the benefit of each Cedant.
The execution of the Reinsurance Agreements is subject to certain conditions, including regulatory approval of the Talcott Resolution Sale Transaction by the Connecticut Insurance Department, and will occur on the business day after the closing of the Talcott Resolution Sale Transaction.
The foregoing description of the Binder Agreement is qualified in its entirety by reference to the Binder Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2017 and is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant.

(b) Under the terms of the Purchase Agreement, HHI agreed to sell all of the issued and outstanding equity of HLI, the parent of the Company, to Buyer. Total consideration for the sale is $2.05 billion, comprised of $1.443 billion in cash to be paid by Buyer at closing; $300 million in pre-closing cash dividends paid from Talcott Resolution to HHI (the “Specified Dividend”); $143 million of HLI long-term debt that will be included as part of the sale; and equity interests representing 9.7% of the outstanding equity interests of each of Buyer Parent and Buyer Parent GP (the “Equity Interest”) valued at $164 million. HFSG will also retain tax benefits with an estimated GAAP book value of $950 million. The GAAP book value of the estimated retained tax benefits is based on current tax law and subject to a final determination of the tax basis of the operations sold.
Pursuant to the terms of the Purchase Agreement, the closing of the transaction is subject to the approval by the Connecticut Insurance Commissioner of pre-closing dividends paid from Talcott Resolution between signing and closing (the “Pre-Closing Dividend”) in a minimum amount equal to $200 million. If the Pre-Closing Dividend is $200 million or more, but less than the Specified Dividend of $300 million, then the total consideration will be decreased by an amount equal to one-half of the difference between the Pre-Closing Dividend and the Specified Dividend and the cash portion of the total consideration would be increased by the amount of such reduction. Further, the Purchase Agreement provides that the Equity Interest may be reduced to an amount not less than 5.9%, or $100 million, if Buyer Parent obtains new equity commitments prior to the closing of the Talcott Resolution Sale Transaction. If the Equity Interest is so reduced, then the cash portion of the total consideration would be increased by the value of such reduction.
Prior to the closing of the Talcott Resolution Sale Transaction, HFSG’s group benefits and mutual funds subsidiaries will be transferred from HLI to HHI and will not be part of the transaction. In addition, Hartford Investment Management Company (HIMCO), a subsidiary of HFSG, will continue to manage a significant majority of Talcott Resolution’s investment assets for an initial 5-year term. HIMCO also will be retained to manage certain assets associated with the Reinsurance Agreements. The Talcott Resolution Sale Transaction is subject to the satisfaction or waiver of customary closing conditions, including regulatory approvals, and certain other conditions, including that the Binder Agreement remain in effect at closing and approval of a Pre-Closing Dividend in a minimum amount equal to $200 million. Subject to these and certain other closing conditions, the Talcott Resolution Sale Transaction is expected to close in the first half of 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hartford Life Insurance Company

December 4, 2017	By:	/s/ Brion S. Johnson

Name: Brion S. Johnson
Title: President